Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 11, 2010, except for note 14, as to which the date is September 7, 2010, relating to the financial statements and financial statement schedule of Country Style Cooking Restaurant Chain Co., Ltd. as of and for each of the two years in the period ended December 31, 2009, appearing in Registration Statement No. 333-169248 of Country Style Cooking Restaurant Chain Co., Ltd. on Form F-1 under the Securities Act of 1933.
/s/ DELOITTE TOUCHE TOHMATSU CPA LTD.
Shanghai China
February 9, 2011